Exhibit (a)(1)(I)

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EMAIL: BEA409A@bea.com

BEA SYSTEMS, INC.

November 15, 2007

Print Confirmation of Election

Your Election information has been recorded as follows

Grant Date	Option Number	Original Exercise Price Per Share	Number of Options Subject To Outstanding Option	Number of Options Subject to 409A/Eligible for Amendment	Actual Grant Date	Fair Market Value of BEA Common Stock on Actual Grant Date	Eligible for Cash Payment?	Cash Payment
							¡ Yes ¡ No	$
							¡ Yes ¡ No	$
							¡ Yes ¡ No	$
							¡ Yes ¡ No	$
							¡ Yes ¡ No	$
							¡ Yes ¡ No	$

If you have exercised all or a portion of any of the options listed above since the commencement of the Offer, the exercised portions of those options are no longer eligible options. Your election with respect to the exercised portions of such exercised options will not be respected and you will not be entitled to any cash payment with respect to such exercised options.

PRINT THIS PAGE: by clicking the PRINT A CONFIRMATION button below and save a copy. This will serve as the Election Confirmation Statement in the event our system does not register your election or provide you with an emailed “Election Confirmation Statement” after your submission. If you do not receive a confirmation email within two business days after your submission, please forward a copy of your printed Electronic Confirmation Statement via email to stock-admin@bea.com.

Stock options which are eligible to be amended under the Offer will remain subject to adverse tax consequences under Section 409A until the close of the Offer and the official amendment of such options after that close date. Therefore, if you exercise any discount options prior to the amendment of those discount options, you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A. Note that accepting the Offer is not enough to have your options amended, the Offer has to close and BEA has to accept the tendered discount options for them to be amended and corrected. If you exercise any discount options prior to receiving notification from BEA that they have been amended, you will have adverse tax consequences.